EXHIBIT 5




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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                  April 3, 2013
Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77506


     This letter will constitute an opinion upon the legality of the issuance by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of up to 1,500,000 shares of common stock upon the exercise of stock options granted pursuant to the Company's Non-Qualified Stock Option Plan, as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado, and a copy of the Registration Statement.

     In our opinion, the Company is duly authorized to issue the shares mentioned above and any such shares when sold will be legally issued, fully paid and non-assessable shares of the Company's common stock.



                                           Very truly yours,

                                           HART & HART, LLC

                                           /s/ William T. Hart

                                           William T. Hart